Exhibit 99.1

Catalyst Pharmaceuticals Announces Expansion of Firdapse License

to Include Japan

CORAL GABLES, Fla., May 30, 2019 (GLOBE NEWSWIRE) — Catalyst Pharmaceuticals, Inc. (Catalyst) (Nasdaq:CPRX), a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating, chronic neuromuscular and neurological diseases, today announced that it has amended its license agreement for Firdapse® to expand its commercial territory. The original license was for North America, and has been amended to include Japan. Upon the achievement of a certain milestone in Japan, Catalyst will have the option to expand the territory further to include most of Asia and Central and South America.

“We are pleased to have expanded the scope of our license to include Japan and possibly other territories, as we believe that Japan represents an attractive strategic opportunity for Catalyst,” said Patrick J. McEnany, Chairman and Chief Executive Officer of Catalyst Pharmaceuticals, Inc. “The available treatment options for LEMS patients in Japan are very limited and without an approved evidence-based therapy. We look forward to working with the regulatory authorities in Japan to potentially advance Firdapse as a new treatment option for LEMS patients and their families,” McEnany added.

There are currently no approved therapies available to treat LEMS in Japan. In addition, Firdapse will seek to qualify for Orphan Drug Designation in Japan. Japan has the world’s third largest economy.

The original license was signed in October of 2012. Under the recently amended license, Catalyst will pay royalties of a similar percentage of its net revenues derived in Japan as in its original License Agreement.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating, chronic neuromuscular and neurological diseases, including Lambert-Eaton myasthenic syndrome (LEMS), anti-MuSK antibody positive myasthenia gravis (MuSK-MG), congenital myasthenic syndromes (CMS), and spinal muscular atrophy (SMA) Type 3. Catalyst’s new drug application for Firdapse® (amifampridine) 10 mg tablets for the treatment of adults with LEMS was recently approved by the U.S. Food & Drug Administration (“FDA”), and Firdapse is now commercially available in the United States. Prior to its approval, Firdapse for LEMS had received breakthrough therapy designation and orphan drug designation from the FDA.

Firdapse is currently being evaluated in clinical trials for the treatment of MuSK-MG, CMS, and SMA Type 3 and has received Orphan Drug Designation from the FDA for CMS and myasthenia gravis. Firdapse (amifampridine) 10 mg tablets is the first and only approved drug in Europe for the symptomatic treatment in adults with LEMS.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including (i) whether Catalyst will be successful in filing an application in Japan to commercialize Firdapse; (ii) even if Catalyst is successful in obtaining approval of an application to commercialize Firdapse in Japan, whether Catalyst can successfully commercialize Firdapse in Japan on a profitable basis; (iii) whether Catalyst will be successful in commercializing Firdapse in the United States, (iv) whether, even if Catalyst is successful in commercializing Firdapse in the United States, Catalyst will become profitable, (v) the effect on Catalyst’s business and future results of operations of the recent approval by the FDA of an NDA for Jacobus Pharmaceuticals for their version of 3,4-DAP for the treatment of pediatric LEMS patients; (vi) whether Firdapse will ever be approved for the treatment of MuSK-MG, CMS, SMA Type 3, or any other disease, and (vii) those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2018 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact	Company Contact
Brian Korb	Patrick J. McEnany
The Trout Group LLC	Catalyst Pharmaceuticals
(646) 378-2923	Chief Executive Officer
bkorb@troutgroup.com	(305) 420-3200
pmcenany@catalystpharma.com

Media Contact
David Schull
Russo Partners
(212) 845-4271
david.schull@russopartnersllc.com

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